Exhibit 99.1

FOR IMMEDIATE RELEASE

April 15, 2013

Contact:

Anthony J. Restel, Senior Executive Vice President (504) 310-7317

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Financial Statement Impact of Adoption of a New Accounting Standard and Other Factors Impacting Covered Loans

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC; the “Company”), holding company of the 126-year-old IBERIABANK (www.iberiabank.com), announced the adoption of a new accounting standard effective in the first quarter ended March 31, 2013. The adoption results in increased costs over the next eight quarters. Those additional costs are anticipated to be largely offset by identified earnings enhancements. Separately, the Company expects to recognize an impairment charge totaling $32 million on a pre-tax basis associated with its indemnification assets from prior FDIC assisted acquisitions.

Since 2009 the Company has completed several FDIC-related acquisitions, including: CapitalSouth Bank on August 21, 2009; Orion Bank and Century Bank, FSB, each on November 13, 2009; and Sterling Bank, on July 23, 2010. In conjunction with these transactions, the Company acquired approximately $1.9 billion in loans covered under FDIC loss sharing agreements, recognized indemnification assets of approximately $1.1 billion, and recognized bargain purchase gains of $243 million, or $7.60 per share on an after-tax basis.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We have made tremendous progress in resolving problem assets we acquired from the FDIC, and in the process, created significant value for our shareholders. The evolving nature of the accounting for these types of transactions and the relatively early stage of the cycle at which we completed these acquisitions resulted in unforeseen complexities to us. As we continue to work these assets toward resolution and the eventual completion of the collection period, we have gained greater clarity and insight regarding the collectability of the assets and the timing of the associated cash flows. In fact, we currently estimate the expected credit losses from these transactions are $310 million lower than our estimates at the time we acquired those entities. We have also had to address many factors beyond our control, including the evolving accounting standards. Consistent with our culture and past practices, we are moving to address these issues in a comprehensive and expeditious manner.”

Byrd continued, “While our accounting for these transactions continues to follow generally accepted accounting principles, the adoption of the new accounting standard and cash flow adjustments undertaken in the first quarter of 2013 are expected to provide reduced future earnings volatility and greater transparency for the investment community. We believe our continued efforts to improve the operating efficiencies of our Company will significantly mitigate the aggregate negative financial impact of these changes in future periods.”

Byrd continued, “While we originally planned to discuss this on the first quarter earnings conference call, the Company will announce several initiatives to improve the overall revenues and reduce expenses on a prospective basis. These initiatives are expected to provide annual run rate improvements in earnings of at least $20 million on a pre-tax basis. Although these initiatives are expected to largely negate the increased amortization in 2013, the impact of these initiatives is expected to significantly enhance earnings in 2014 and beyond, well in excess of the earnings reduction from these accounting changes. We will provide significant details regarding those earnings enhancements when we release our financial results for the first quarter of 2013.”

Accounting Adoption

Accounting principles require an acquirer of assets covered under FDIC-loss share agreements to recognize the expected reimbursements by the FDIC under those agreements as indemnification assets. The initial value of the indemnification asset is based on estimated cash flows to be received over the expected life of the acquired assets, but not to exceed the term of the indemnification asset agreements. At the time of acquisition, the indemnification assets are estimated to be fully recoverable from the FDIC. Subsequent to acquisition, the indemnification assets are reevaluated as conditions and projected cash flows change. Over time, decreases in expected losses result in portions of the indemnification assets that were previously expected to be collectible from the FDIC to instead be considered collectible from the customers. The portion of the indemnification assets collectible from customers is reduced over time through an indemnification asset expense based on the life of the indemnified asset, but not to exceed the determined term of the associated loss share agreement.

The Company’s commercial loss share agreements provide for five-year collection periods plus subsequent three-year loss share recovery periods, or a total of eight years from the dates of each acquisition. The single family residential loss share agreements provide for 10-year collection periods from the dates of purchase. Additionally, clawback provisions require the Company to refund a portion of purchase price consideration to the FDIC if total cumulative net losses fall below specified thresholds on the tenth anniversary of the acquisition dates. Upon the acquisition of the indemnification agreements and initial application of the associated accounting principles, the Company concluded after consultation with its advisors that the contractual life of the agreements was a weighted-average of eight years.

In October 2012, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2012-06, Business Combinations (Topic 805): “Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution” (ASU No. 2012-06), which clarifies guidance regarding the measurement period for the expense amortization of indemnification assets. The ASU clarifies that the amortization periods of indemnification assets should be limited to the lesser of the life of the indemnified asset or the contractual term of the collection period in the FDIC loss share agreements. The Company adopted this ASU effective in the Company’s first quarter ended March 31, 2013, and applied these provisions on a disaggregated basis, which had the effect of reducing the remaining period over which the indemnification assets will be amortized. Adoption of this ASU is prospective in nature and will therefore impact future earnings of the Company for periods through the expiration of the collection periods in the FDIC loss share agreements, the majority of which end in, or shortly after, the third quarter of 2014. As a result of the shortened amortization period, the Company’s indemnification asset amortization is expected to increase, in aggregate, by approximately $24 million over the next eight quarters, based on current cash flow expectations and other assumptions.

Based on current estimated cash flows, interest rates, and other factors, the Company expects to experience accelerated asset amortization expense relative to prior periods associated with the indemnification assets between January 1, 2013, and the expiration of the collection periods of the respective FDIC loss share agreements. Subject to changes in expected cash flows and other factors, the Company currently estimates the yield on the FDIC covered loan portfolio, net of indemnification asset amortization, will decline from approximately 7.45% in the fourth quarter of 2012 to approximately 5.40% for the first quarter of 2013 through the third quarter of 2014. After that time, the Company expects the net loan yield on the covered loan portfolio will revert back to levels experienced in 2012 based on current estimates.

Expected Cash Flows

The Company continues to experience longer periods to resolve FDIC covered assets than previously expected due to the following factors.

•

The U.S. economy exhibited a lack of clear direction in 2012, which, in the Company’s opinion, was driven by uncertainty resulting from the “fiscal cliff”, lackluster housing markets, and an overall lack of clear motivation on the part of equity investors to invest capital in new projects. In the first quarter of 2013, the Company noted signs indicating the regional economies in which the Company operates were beginning to shift toward a clearer, more positive direction as compared to 2012.

•

Unexpected timely payments of principal and/or interest from FDIC-related commercial and residential mortgage customers have impacted the timing and amount of potential claims, and, as a result, the FDIC reimbursements to the Company were less than originally expected. Simply stated, cash inflows from performing loans have exhibited better performance over a longer period of time than originally expected, which has impacted the source and timing of our overall anticipated cash flows. In situations where principal and interest payments are from borrowers, current accounting guidance requires such cash flow improvements to be accreted over the life of the loan.

•	The Company projects that expected cash flow recoveries will lengthen due to the limited ability to entertain bulk sale and note sale opportunities during the collection period.

•

The judicial court systems in certain states in which certain troubled assets covered under the FDIC loss share agreements reside have experienced continued delay in asset resolution. The impact of these delays is to lengthen the estimated time to resolution and, therefore, extend the timing of, and reduce the present value of, estimated cash flows to the Company.

The current improving economic conditions coupled with the Company’s observations of reduced economic uncertainty caused the Company to complete a comprehensive review of larger FDIC-covered loans. While the vast majority of loans exhibited improvement in asset quality in that review, the Company determined that certain assets currently covered under FDIC loss share agreements may result in resolution after the prescribed collection periods in the loss share agreements.

As a result of the above cash flow-related factors and the Company’s recently completed review of the covered portfolio, the Company expects to record a pre-tax impairment charge totaling $32 million for the three months ended March 31, 2013, or on an after-tax basis approximately $0.70 per share. On an after-tax basis, this impairment charge is expected to equate to approximately 1.4% of total equity and 0.2% of total assets at year-end 2012, and 1.4% of market capitalization on the date of this release. After the aforementioned adjustments, the balance of the indemnification asset is estimated to be approximately $285 million, of which $127 million is expected to be collected from the FDIC, $126 million is expected to be collected from customers or amortized over time, and $31 million is expected to be collected from other real estate owned (“OREO”). Additionally, the Company will be performing quarterly assessments of its covered portfolio beginning with the first quarter of 2013 given the proximity to the end of the collection period.

Cash flow estimates, and, therefore, future income levels are subject to change over time. The Company believes it continues to take an appropriate approach to the estimated cash flows, measurement periods, and loss assumptions on FDIC covered loans and OREO. The Company will continue to reassess the collectability of its indemnification assets from the FDIC as the contractual term of the collection period draws to a close. The collectability of these assets largely depends upon the Company’s ability to reach timely resolution of certain covered assets and the amount of cash ultimately expected to be collected from the borrowers and/or the FDIC.

Efforts to Improve Operational Efficiencies

Consistent with the Company’s continued efforts to improve its operating efficiencies, the Company intends to announce during the first quarter earnings conference call significant initiatives to improve the overall profitability of the Company. These initiatives include efforts to both increase revenues and reduce expenses. These current earnings enhancements are anticipated to provide at least $20 million in additional pre-tax earnings on an annual basis, well in excess of negative financial impact of the recently adopted accounting. The Company will provide significant details regarding those earnings enhancements in conjunction with the financial results for the first quarter of 2013.

Conference Call To Discuss These Matters

In association with this release, the Company will host a live conference call to discuss the impact of the accounting change. The telephone conference call will be held on Monday, April 15, 2013, beginning at 8:00 a.m. Central Time by dialing 1-877-209-9919. The confirmation code for the call is 290960. A replay of the call will be available until midnight Central Time on April 22, 2013 by dialing 1-800-475-6701. The confirmation code for the replay is 290960. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

The Company anticipates releasing financial results for the quarter ended March 31, 2013, after the close of business on April 25, 2013.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 278 combined offices, including 184 bank branch offices and one LPO in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 21 title insurance offices in Arkansas and Louisiana, mortgage representatives in 62 locations in 12 states, nine locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on April 12, 2013.

The following 10 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Forward Looking Statements

To the extent that statements in this press release and the accompanying PowerPoint presentation relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the level of market volatility, our ability to execute our growth strategy, including the availability of future acquisition opportunities, unanticipated losses related to the integration of, and refinements to purchase accounting adjustments for, acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, actual results deviating from the Company’s current estimates and assumptions of timing and amounts of cash flows, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure and those of third-party providers of those services, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release and the accompanying PowerPoint presentation is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.